AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CATALYST LIGHTING GROUP, INC.,

PHI MERGER CORPORATION

AND

PHOTOTRON, INC.

Dated as of February 14, 2011

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) made this 14th day of February, 2011, is entered into by and among Catalyst Lighting Group, Inc., a Delaware corporation (“CLG”), PHI Merger Corporation, a California corporation and wholly-owned Subsidiary of CLG (“MergerCo”), and Phototron, Inc., a California corporation (“Phototron”).  CLG, MergerCo and Phototron are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties intend to effect the acquisition of Phototron by CLG through the statutory merger of MergerCo with and into Phototron in accordance with this Agreement and the CGCL, upon the consummation of which MergerCo will cease to exist as a separate entity and Phototron will survive as a wholly-owned Subsidiary of CLG.  The Parties intend this transaction to be treated as a reorganization under Section 386(a) of the Code.

B. The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective shareholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

C. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 Certain Definitions.  The following terms used herein, as used in this Agreement, shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which a Party to this Agreement currently has an obligation to provide benefits to any current or former employee, contractor, consultant, officer or director of such Party.

“CGCL” means the General Corporation Law of the State of California.

“CLG Common Stock” means the Common Stock, par value $0.0001 per share, of CLG.

“CLG Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of CLG.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments to which a Person is a party or by or to which any of the properties or assets of such Person may be bound, subject or affected (including without limitation notes or other instruments payable to such Person).

“Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Effective Time” means the date and time the Merger becomes effective as specified in the Agreement of Merger or as otherwise provided in accordance with the CGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means seventy-eight and three hundred seventy-two thousand eight hundred eighty-four millionths (78.372884), as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into CLG Common Stock), reorganization, recapitalization, reclassification or other like change with respect to CLG Common Stock occurring on or after the date hereof and prior to the Effective Time, or as otherwise set forth herein.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including without limitation, FINRA and the NASDAQ Stock Market.

“Intellectual Property” means any and all United States and foreign: (i) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration or application, (ii) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, (iii) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (iv) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (v) trade secrets and confidential technical and business information (including but not limited to formulas, compositions, and inventions reduced to practice, whether or not patentable), (vi) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) any right arising under any law providing protection to industrial or other designs, (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (ix) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

“Licenses” means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means, when used in respect to Phototron or CLG, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party taken as a whole.

“Merger” means the merger of MergerCo with and into Phototron pursuant to this Agreement and the CGCL.

“MergerCo Common Stock” means the Common Stock of MergerCo.

“Merger Consideration” means one hundred sixty-four million five hundred eighty-two thousand nine hundred seventy-nine (164,582,979) shares of CLG Common Stock, of which one hundred thirty million six hundred twenty-one thousand four hundred twenty-one (130,621,421) shall be issued as of the Effective Time, and thirty-three million nine hundred sixty-one thousand five hundred fifty-eight (33,961,558) shall be reserved for issuance upon the exercise of all options to purchase Phototron Common Stock issued and outstanding at the Closing Date.

“Outstanding Debt” means all outstanding liabilities of CLG to W-Net Fund I, L.P. and/or its assignees.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Phototron Common Stock” means the Common Stock, no par value per share, of Phototron.

“Phototron Shareholders” means, collectively, the holders of the Phototron Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a Person, an amount of whose voting securities, other voting ownership or voting partnership interests is held by another Person, which is sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of such Person’s equity interests).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

1.2 Other Definitions.  The following terms are defined in the following sections of this Agreement:

Defined Term	Section
14f-1 Information Statement	6.2
Accountant	7.2.8
Acquisition Proposal	6.7
Agreement	Preamble
Agreement of Merger	2.3
Assumed Option	2.9.6
Certificates	2.10.1
CLG Contracts	4.20
CLG Disclosure Schedule	4
CLG SEC Documents	4.6.1
Closing	2.2
Closing Date	2.2
D&O Information	6.1
Letter of Transmittal	2.10.1
MergerCo	Preamble
Merger Consideration Reserved Shares	2.9.1
Merger Consideration Shares	2.9.1
Opinion	9.1.2
OTCBB	4.9
Party(ies)	Preamble
Phototron	Preamble
Phototron Contracts	3.14
Phototron Disclosure Schedule	3
Phototron Financial Statements	3.6
Phototron Intellectual Property	3.18
Phototron Shareholders’ Approval	3.26
Post-Closing Covenants	9.1
Press Release	6.3
Pro Forma Financial Statements	6.4
Questionnaires	6.1
Resignations	6.1
Rule 144 or 145	9.1.2
Secretary of State	2.3
Surviving Corporation	2.1
Transaction Form 8-K	6.3

2. THE MERGER.

2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, MergerCo shall be merged with and into Phototron at the Effective Time.  At the Effective Time, the separate existence of MergerCo shall cease, and Phototron shall continue as the surviving corporation following the Merger (the “Surviving Corporation”).  The corporate existence of Phototron, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of California.  As a result of the Merger, the outstanding shares of capital stock of Phototron and MergerCo shall be converted or cancelled in the manner provided in Section 2.9.

2.2 Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Pacific Time on the first business day after satisfaction of the conditions set forth in Section 7 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7) (the “Closing Date”), at the offices of Stubbs Alderton & Markiles, LLP, unless another date, time or place is agreed to in writing by the Parties.

2.3 Actions and Deliveries at Closing.  An agreement of merger in the form attached hereto as Exhibit A (the “Agreement of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of California (the “Secretary of State”) in accordance with the CGCL on the Closing Date.  The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State, or at such other time as is permissible in accordance with the CGCL and as CLG and Phototron shall agree should be specified in the Agreement of Merger.  In addition, at the Closing:

2.3.1 Phototron will deliver to CLG:

(a) An officers’ certificate, substantially in the form of Exhibit B, duly executed on Phototron’s behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.11, has been satisfied in all respects.

(b) A Secretary’s certificate, substantially in the form of Exhibit C, duly executed on Phototron’s behalf.

2.3.2 CLG will deliver to Phototron:

(a) An officers’ certificate, substantially in the form of Exhibit D, duly executed on CLG’s behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.7 has been satisfied in all respects.

(b) A Secretary’s certificate, substantially in the form of Exhibit E, duly executed on CLG’s behalf.

2.4 Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the CGCL.  At the Effective Time all of MergerCo’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of MergerCo will become the Surviving Corporation’s debts, liabilities, and duties.

2.5 Governing Documents of the Surviving Corporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1 Certificate of Incorporation.  The Certificate of Incorporation, as amended to date, of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit F.

2.5.2 Bylaws.  The Bylaws of Phototron, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Bylaws until thereafter amended.

2.6 Directors of CLG and the Surviving Corporation.  At the Effective Time, the Board of Directors of each of CLG and the Surviving Corporation shall consist of Craig Ellins, Brian B. Sagheb and Todd Denkin, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation or Articles of Incorporation and Bylaws, each as amended to date, of CLG or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been elected and qualified or until otherwise provided by law.  All other directors of Phototron immediately prior to the Effective Time shall resign, effective as of the Effective Time.

2.7 Officers of CLG and the Surviving Corporation.  At the Effective Time the officers of CLG and the Surviving Corporation immediately prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individuals:

Craig Ellins	Executive Chairman
Brian B. Sagheb	Chief Executive Officer,
Chief Financial Officer & Secretary
Todd Denkin	President

who shall serve as officers of CLG and the Surviving Corporation subject to the applicable provisions of the Certificate of Incorporation and Bylaws, each as amended to date, of CLG or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been duly appointed or until otherwise provided by law.

2.8 Effect on Capital Stock of MergerCo.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

2.9 Effect on Capital Stock of Phototron.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1 Aggregate Consideration to be Received by Phototron Shareholders.  The aggregate merger consideration, which shall include (a) the shares to be issued at the Effective Time to Phototron Shareholders (the “Merger Consideration Shares”) plus (b) the number of shares to be reserved for issuance by CLG upon the exercise of any Assumed Options (the “Merger Consideration Reserved Shares”), will be that number of fully paid, non-assessable shares of CLG Common Stock constituting the Merger Consideration.

2.9.2 Conversion of Phototron Common Stock.  Each issued and outstanding share of Phototron Common Stock shall be converted into the right to receive that number of fully paid and non-assessable shares of CLG Common Stock equal to the Exchange Ratio, subject in all respects to Section 2.9.1.

2.9.3 Cancellation of Treasury Shares.  Any and all shares of Phototron Common Stock held in the treasury of Phototron shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.4 No Fractional Shares.  No fractional shares of CLG Common Stock shall be issued in the Merger.  If the number of shares a holder of Phototron Common Stock holds immediately prior to the Closing multiplied by the applicable exchange ratio would result in the issuance of a fractional share of CLG Common Stock, that product will be rounded down to the nearest whole number of shares of CLG Common Stock if it is less than the fraction of one-half of one (0.5) share of CLG Common Stock or rounded up to the nearest whole number of shares of CLG Common Stock if the said product is equal to or greater than the fraction of one-half of one (0.5) share of CLG Common Stock.

2.9.5 Cancellation and Retirement of Phototron Common Stock.  As of the Effective Time, all shares of Phototron Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Phototron Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.10, without any interest thereon, subject to any applicable withholding tax.

2.9.6 Stock Options.  At the Effective Time, all options to purchase shares of Phototron Common Stock then outstanding, whether vested or unvested, shall be assumed by CLG or replaced with CLG options on substantially identical terms (each an “Assumed Option”) in accordance with this Section 2.9.6, provided that options to purchase shares of Phototron Common Stock will be exercisable into shares of CLG Common Stock based on the Exchange Ratio.  Each Assumed Option will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of CLG Common Stock equal to the product of the number of shares of Phototron Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of CLG Common Stock issuable upon exercise of each Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Phototron Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio.

2.10 Exchange of Certificates.

2.10.1 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, CLG shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Phototron Common Stock (the “Certificates”), whose shares are converted pursuant to Section 2.9 into the right to receive Merger Consideration: (a) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to CLG or its designated agent and shall be in such form and have such other customary provisions as CLG may reasonably specify), and (b) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the Phototron Common Stock formerly represented thereby.

2.10.2 Merger Share Certificates.  Upon surrender of a Certificate for cancellation to CLG, or to any agent or agents as may be appointed by CLG, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as CLG or its agent or agents shall determine, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate representing the number of shares of CLG Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.9 and the Certificate so surrendered shall forthwith be cancelled.  If any certificate for such CLG Common Stock is to be issued in a name other than that in which the certificate for Phototron Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to CLG or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such CLG Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of CLG or its transfer agent that all taxes have been paid.  Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9.

2.10.3 Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CLG, the posting by such Person of a bond in such reasonable amount as CLG may direct as indemnity against any claim that may be made against it with respect to such Certificate, CLG shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.9.

2.10.4 Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to CLG Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Phototron Common Stock with respect to the shares of CLG Common Stock, the right to receive which is represented thereby, until the surrender of such Certificate in accordance with this Section 2.10.

2.10.5 No Further Ownership Rights in Phototron Common Stock.  All shares of CLG Common Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Phototron Common Stock theretofore represented by such Certificates.

2.10.6 No Liability.  None of the Parties shall be liable to any Person in respect of any shares of CLG Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any certificates representing Phototron Common Stock shall not have been surrendered prior to the first (1st) anniversary of the Closing, any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of CLG, free and clear of all claims or interests of any Person previously entitled thereto.

3. REPRESENTATIONS AND WARRANTIES OF PHOTOTRON.

Except as set forth in the disclosure schedule delivered by Phototron to CLG at the time of execution of this Agreement and attached hereto (the “Phototron Disclosure Schedule”), Phototron represents and warrants to CLG as follows:

3.1 Organization, Standing and Corporate Power.  Phototron is a corporation validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted and currently contemplated to be conducted.  Phototron is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Phototron.

3.2 No Subsidiaries.  Phototron does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, business association, joint venture or other entity.

3.3 Capital Structure.  The authorized capital stock of Phototron consists of 3,000,000 shares, all of which are designated as Phototron Common Stock, 1,666,666 of which are issued and outstanding.  The Phototron Board of Directors has reserved for issuance 433,333 shares of Phototron Common Stock under the Phototron 2010 Stock Incentive Plan, all of which are issuable pursuant to outstanding stock options.  Except as set forth above, no shares or other equity securities of Phototron are issued, reserved for issuance or outstanding.  All outstanding shares of Phototron are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Phototron having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Phototron may vote.  The Phototron Disclosure Schedule sets forth the outstanding capitalization of Phototron, including a list of all holders of Phototron Common Stock and their respective holdings.  Except as set forth on the Phototron Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Phototron is a party or by which it is bound obligating Phototron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of Phototron or obligating Phototron to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Phototron to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of Phototron.  There are no agreements or arrangements pursuant to which Phototron is or could be required to register Phototron Common Stock or other securities under the Securities Act, or other agreements or arrangements with or among any security holders of Phototron with respect to securities of Phototron.

3.4 Authority.  Phototron has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the Phototron Shareholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Phototron and the consummation by Phototron of the transactions contemplated hereby have been duly authorized by the Board of Directors of Phototron; the Board of Directors has recommended adoption of this Agreement by the shareholders of Phototron; and no other corporate proceedings on the part of Phototron or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Phototron and the consummation by Phototron of the transaction contemplated hereby, other than obtaining the Phototron Shareholders’ Approval.  This Agreement has been duly executed and delivered by Phototron and constitutes a valid and binding obligation of Phototron, enforceable against Phototron in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5 Non-Contravention.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Phototron under, (i) the Articles of Incorporation or Bylaws, each as amended to date, of Phototron, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Phototron, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Phototron, its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Phototron in connection with the execution and delivery of this Agreement by Phototron or the consummation by Phototron of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Agreement of Merger and other appropriate merger documents required by the CGCL with the Secretary of State.

3.6 Financial Statements.  Set forth on the Phototron Disclosure Schedule are the following financial statements of Phototron (collectively the “Phototron Financial Statements”): audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2009 and December 31, 2010.  The Phototron Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, shall present fairly the financial condition of Phototron as of such dates and the results of operations of Phototron for such periods, are correct and complete, and shall be consistent with the books and records of Phototron; provided, however, that the unaudited interim financial statements shall be subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.  Since December 31, 2010, Phototron has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.7 No Undisclosed Liabilities.  Phototron does not have any liabilities or obligations required by applicable accounting rules to be shown in financial statements (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the Phototron Financial Statements, except for liabilities and obligations (i) that have been incurred since the date of the most recent balance sheet included in the Phototron Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to Phototron’s business, and (ii) not due and payable or to be performed or satisfied after the date hereof under Phototron Contracts in accordance with their terms, in each case which are not (singly or in the aggregate) material to Phototron’s business.

3.8 Absence of Certain Changes or Events.  Since December 31, 2010, Phototron has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Effect with respect to Phototron; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have or give rise to a Material Adverse Effect with respect to Phototron; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of CLG; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Phototron to consummate the transactions contemplated by this Agreement.

3.9 Legal Proceedings.  There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of Phototron, threatened against, relating to or involving Phototron, or real or personal property of Phototron, before any Governmental Entity or other third party.  To the knowledge of Phototron, there is no basis for any such suit, action, proceeding or investigation.

3.10 Compliance with Law.  To the knowledge of Phototron, Phototron is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities.  Phototron has not been charged with and, to the knowledge of Phototron, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity.  Phototron is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.11 Benefit Plans.  The Phototron Disclosure Schedule contains a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by Phototron.  Phototron’s records accurately reflect the service histories of its employees, contractors and consultants, including their hours of service, and all such data is maintained in a usable form.

3.12 Certain Service Provider Payments.  Phototron is not a party to any employment, contractor or consultant agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of Phototron of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.13 Tax Returns and Tax Payments.  Phototron is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the Phototron Financial Statements or those incurred since the date of the most recent balance sheet included in the Phototron Financial Statements in the ordinary course of business.  Phototron has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon.  Phototron has made available to CLG accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due.  Phototron has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it.  There are no Liens for Taxes upon, pending against or threatened against, any asset of Phototron, other than Liens for Taxes not yet due and payable.  Phototron is not subject to any Tax allocation or sharing agreement.

3.14 Contracts and Commitments.  Phototron has made available to CLG true, correct and complete copies of each of the following Contracts to which Phototron is a party or by which any of its assets or properties are bound (together the “Phototron Contracts”):

3.14.1 all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of Phototron;

3.14.2 all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to Phototron of more than $25,000;

3.14.3 any contract, agreement, commitment or obligation to make any capital expenditures in excess of $25,000;

3.14.4 contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of Phototron to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, Phototron, or covering indemnification of another Person other than in the ordinary course of business;

3.14.5 any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

3.14.6 contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to Phototron of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by Phototron, without penalty, premium or other liability within thirty (30) days or may involve the payment by or to Phototron of more than $25,000;

3.14.7 contracts, agreements, commitments or other obligations to provide services or facilities by or to Phototron or to or by another Person which is not terminable by Phototron within thirty (30) days without penalty, premium or other liability or involving payment by Phototron or the other Person of more than $25,000;

3.14.8 any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

3.14.9 any contract or agreement granting any Person a Lien on all or any part of any asset of Phototron;

3.14.10  any contract providing for the indemnification or holding harmless by Phototron of any of its shareholders, officers, directors, employees, contractors, consultants or representatives;

3.14.11  all other contracts, agreements, commitments or other obligations whether or not made in the ordinary course of business which may involve the expenditure by Phototron of funds in excess of $25,000 per commitment (or under a group of similar commitments), or are otherwise material to Phototron; or

3.14.12  all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any Phototron Shareholder, officer, director, employee, contractor or consultant of Phototron or any Affiliate or relative thereof.

The Phototron Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Phototron and each other party to such Phototron Contracts.  There are no existing defaults or breaches of Phototron under any Phototron Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of Phototron, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Phototron Contract.  Except as set forth on the Phototron Disclosure Schedule, Phototron is not participating in any discussions or negotiations regarding modification of or amendment to any Phototron Contract or entry in any new material contract applicable to Phototron or the real or personal property of Phototron.  The Phototron Disclosure Schedule specifically identifies each Phototron Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

3.15 Receivables.  Phototron has no receivables as reflected in the Phototron Financial Statements and no receivables have arisen subsequent to the date thereof as reflected on the books and records of Phototron.  To Phototron’s knowledge, no customer or supplier of Phototron has any reasonable basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

3.16 Personal Property.  Phototron has good, clear and marketable title to all the tangible properties and tangible assets reflected in Phototron’s latest balance sheet as being owned by Phototron or acquired after the date thereof which are, individually or in the aggregate, material to Phototron’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens.  All equipment and other items of tangible personal property and assets of Phototron (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of Phototron’s business.

3.17 Real Property. Phototron does not own any real property.  The Phototron Disclosure Schedule sets forth all real property leases to which Phototron is a party.  Phototron has a valid leasehold interest in such leased real property, and such leases are in full force and effect.  The improvements and fixtures on such real property leased by Phototron are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.18 Intellectual Property Rights.

3.18.1 Phototron owns or has the right to use pursuant to an enforceable contract all Intellectual Property necessary or desirable to operate the Phototron businesses as currently conducted and as currently proposed to be conducted (the “Phototron Intellectual Property”).  Each item of Phototron Intellectual Property owned or used immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing.  Phototron has taken all necessary and desirable action to maintain and protect each item of Phototron Intellectual Property.

3.18.2 Phototron has delivered to CLG correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of any Phototron Intellectual Property.  With respect to each such item of Phototron Intellectual Property:

(a) Phototron possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(b) the item is not subject to any order, judgment, decree or injunction of any Governmental Entity;

(c) no action or proceeding is pending or, to the best of Phototron’s knowledge, threatened (and to the best of Phototron’s knowledge there is no basis therefor) which challenges the enforceability, use, or ownership of the item; and

(d) Phototron has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

3.18.3 To the best of Phototron’s knowledge, the Phototron Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise violate or come into conflict with any other Person’s Intellectual Property, and Phototron has never received any notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that Phototron must license or refrain from using any other Person’s Intellectual Property).  No third Person has any Intellectual Property that interferes or would be likely to interfere with Phototron’s use of any Phototron Intellectual Property.  The Phototron Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation by Phototron of its businesses as currently conducted and as currently proposed to be conducted.  No other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Phototron Intellectual Property.

3.18.4 The Phototron Disclosure Schedule identifies each Contract pursuant to which Phototron has granted to a third party rights under or with respect to any Phototron Intellectual Property (together with any exceptions).  Phototron has made available to CLG correct and complete copies of all Contracts with respect to such use as amended to date.  With respect to the Contracts (1) related to each item of Phototron Intellectual Property, the statements in clauses (a) through (h) below are true and correct, and (2) in the Phototron Disclosure Schedule, the statements in clauses (a) through (d) below are true and correct:

(a) the Contract is enforceable against each of the parties thereto in accordance with its terms;

(b) the Contract will continue to be enforceable on identical terms following the consummation of the Merger;

(c) Phototron is not (and no counter-party is) in breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a breach thereunder;

(d) no party to the Contract has repudiated any provision thereof;

(e) with respect to each sublicense Contract, the representations and warranties set forth in (a) – (d) are true and correct with respect to the underlying license Contract;

(f) the underlying item of Phototron Intellectual Property is not subject to any outstanding order, judgment, decree or injunction of any Governmental Entity;

(g) no action or proceeding is pending or threatened (and there is no basis therefor) that challenges the enforceability of the underlying item of Intellectual Property; and

(h) Phototron has not granted any sublicense or similar Contract with respect to the Contract.

3.18.5 Except as set forth in the Phototron Disclosure Schedule, all former and current employees, contractors and consultants of Phototron have executed written Contracts with Phototron that assign to Phototron all rights to any inventions, improvements, discoveries or information relating to Phototron’s business.  No employee, contractor or consultant of Phototron has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee, contractor or consultant may be engaged or requires the employee, contractor or consultant to transfer, assign, or disclose information concerning his or her work to any Person other than Phototron.

3.18.6 To Phototron’s knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Person have developed which reasonably could be expected to supersede or make obsolete any, or any planned, product or process of Phototron.

3.19 Transactions with Related Parties.  Phototron is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were Phototron a “registrant” under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-K from or to Phototron.

3.20 No Guaranties.  None of the obligations or liabilities of Phototron incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person.  Phototron has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person.  There are no outstanding letters of credit, surety bonds or similar instruments of Phototron or any of its Affiliates.

3.21 Licenses.  Phototron owns or possesses all of the material Licenses which are necessary to enable it to carry on its business as presently conducted.  All such Licenses are valid, binding, and in full force and effect.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such License.

3.22 Records.  The books of account, corporate records and minute books of Phototron are complete and correct in all material respects.  Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of Phototron have been made available to CLG.

3.23 No Brokers or Finders.  Except as disclosed on the Phototron Disclosure Schedule, Phototron has not, and its Affiliates, officers, directors, employees, contractors and consultants have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

3.24 Board Recommendation.  The Board of Directors of Phototron has unanimously determined that the terms of the Merger are fair to and in the best interests of the Phototron Shareholders and recommended that the Phototron Shareholders approve the Merger.

3.25 Disclosure.  Neither this Agreement, nor any schedule or exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

3.26 Required Phototron Vote.  The affirmative vote of the holders of a majority of the shares of Phototron Common Stock is the only vote of the holders of any class or series of Phototron’s securities necessary to approve the Merger (the “Phototron Shareholders’ Approval”).

3.27 Regulatory Permits.  Phototron possess all certificates, authorizations and permits issued by the appropriate Governmental Agencies necessary to conduct its business, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Phototron has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4. REPRESENTATIONS AND WARRANTIES OF CLG AND MERGERCO.

Except as set forth in the disclosure schedule delivered by CLG to Phototron at the time of execution of this Agreement and attached hereto (the “CLG Disclosure Schedule”), CLG and MergerCo, jointly and severally, represent and warrant to Phototron as follows:

4.1 Organization, Standing and Corporate Power.  CLG is validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted.  MergerCo is validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2 Subsidiaries.  Other than MergerCo, CLG does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

4.3 Capital Structure.

4.3.1 The authorized capital stock of CLG consists of 200,000,000 shares of CLG Common Stock, 4,331,131 of which are issued and outstanding as of the date of this Agreement, and 10,000,000 shares of CLG Preferred Stock, none of which are issued and outstanding as of the date of this Agreement.  All outstanding shares of capital stock of CLG are duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights and issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Immediately prior to the Closing, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of CLG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of CLG Common Stock may vote.  Except as set forth on the CLG Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CLG is a party or by which CLG is bound obligating CLG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of CLG or obligating CLG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of CLG or obligating CLG to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of CLG to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of CLG.  Except as set forth on the CLG Disclosure Schedule, there are no agreements or arrangements pursuant to which CLG is or could be required to register shares of CLG Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of CLG securities with respect to securities of CLG.  Upon the Closing, CLG’s capital structure shall be as described on Exhibit G hereto.

4.3.2 The authorized capital stock of MergerCo consists of one thousand (1,000) shares of Common Stock, par value $0.0001 per share, one hundred (100) of which are issued and outstanding as of the date of this Agreement and held by CLG.  All outstanding shares of capital stock of MergerCo are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of MergerCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MergerCo’s Common Stock may vote.  Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MergerCo is a party or by which MergerCo is bound obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4 Authority.  Each of CLG and MergerCo has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of CLG and MergerCo and the consummation by CLG and MergerCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of CLG and MergerCo and CLG as the sole shareholder of MergerCo, and no other corporate proceedings on the part of CLG or MergerCo are necessary to authorize the execution, delivery and performance of this Agreement by CLG and the consummation by CLG and MergerCo of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of CLG and MergerCo and constitutes a valid and binding obligation of each of CLG and MergerCo, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.5 Non-Contravention.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either CLG or MergerCo under, (i) the Certificate of Incorporation, Articles of Incorporation or Bylaws, each as amended to date, of CLG or MergerCo, as applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to CLG or MergerCo, their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to CLG or MergerCo, their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on CLG or MergerCo or could not prevent, hinder or delay the ability of CLG or MergerCo to consummate the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to CLG or MergerCo in connection with the execution and delivery of this Agreement by CLG or MergerCo or the consummation by CLG and MergerCo of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of an OTC Equity Issuer Notification Form with FINRA, the Transaction 8-K, 14f-1 Information Statement and other appropriate documents with the SEC, the filing of the Agreement of Merger and other appropriate merger documents required by the CGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which CLG is qualified to do business.

4.6 SEC Documents; Undisclosed Liabilities.

4.6.1 For all periods subsequent to December 31, 2009, CLG has filed all reports, schedules, forms, statements and other documents as required by the SEC in a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension), and CLG has delivered or made available to Phototron all reports, schedules, forms, statements and other documents filed with or furnished to the SEC during such period (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “CLG SEC Documents”).  As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) the CLG SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CLG SEC Documents, and none of the CLG SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of CLG included in such CLG SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board and fairly and accurately present the consolidated financial position of CLG as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by CLG’s independent accountants, which are not expected to have a material adverse effect on CLG and its business).

4.6.2 Except as set forth in the CLG SEC Documents, at the date of the most recent financial statements of CLG included in the CLG SEC Documents, CLG did not have, and since such date CLG has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations that have been incurred since the date of the most recent balance sheet included in the CLG Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to CLG’s business, all of which are listed on the CLG Disclosure Schedule.

4.6.3 The CLG SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither CLG nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

4.6.4 CLG is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to CLG.

4.7 Interested Party Transactions  Except as set forth in the CLG Disclosure Schedule or in CLG’s SEC Documents, no employee, contractor, consultant, officer, director or stockholder of CLG or a member of his or her immediate family is indebted to CLG, nor is CLG indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of CLG, and (iii) for other employee benefits made generally available to all employees, contractors and consultants.  To CLG’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom CLG is affiliated or with whom CLG has a material contractual relationship, or any Person that competes with CLG.  To CLG’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with CLG (other than such contracts as relate to any such individual ownership of capital stock or other securities of CLG).

4.8 Indebtedness; CLG Assets.  Except as set forth in Section 6.11, immediately prior to the Closing, CLG will have no indebtedness for borrowed money.  Immediately prior to the Closing, CLG will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of CLG with respect to the period prior to the Closing which remain unpaid.

4.9 OTC Bulletin Board Quotation.  CLG Common Stock is quoted on the OTC Bulletin Board (“OTCBB”).  There is no action or proceeding pending or, to CLG’s knowledge, threatened against CLG by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of CLG Common Stock on the OTCBB.

4.10 Compliance with Law.  To the knowledge of CLG, CLG is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities.  CLG has not been charged with and, to the knowledge of CLG, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity.  CLG is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.11 Absence of Certain Changes or Events.  Except as disclosed in the CLG SEC Documents, since the date of the most recent financial statements included in the CLG SEC Documents, CLG has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Effect with respect to CLG; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have or give rise to a Material Adverse Effect with respect to CLG; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without the prior consent of Phototron; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of CLG to consummate the transactions contemplated by this Agreement.

4.12 Information Supplied.  None of the information included or incorporated by reference in any documents to be filed by CLG with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of any information to be mailed to the stockholders of CLG, at the date it is mailed to stockholders of CLG, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading, except that no representation is made by CLG with respect to information supplied in writing by or on behalf of Phototron for inclusion therein.  The 14f-1 Information Statement filed by CLG with the SEC under the Exchange Act relating to the transactions contemplated hereby, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

4.13 Certain Service Provider Payments.  CLG is not a party to any agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of CLG of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.14 Tax Returns and Tax Payments.  CLG is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the financial statements included in the CLG SEC Documents or those incurred since the date of the most recent balance sheet included in the CLG SEC Documents in the ordinary course of business.  CLG has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon.  CLG has made available to Phototron accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due.  CLG has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it.  There are no Liens for Taxes upon, pending against or threatened against, any asset of CLG.  CLG is not subject to any Tax allocation or sharing agreement.

4.15 Records.  The books of accounts, corporate records and minute books of CLG and MergerCo are complete and correct in all material respects.  Complete and accurate copies of all such books of account, corporate records and minute books of CLG and MergerCo have been provided to Phototron.

4.16 MergerCo.  MergerCo has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, MergerCo has not conducted any business activities and does not have any material liabilities.

4.17 No Brokers or Finders.  Neither CLG, MergerCo, nor their respective Affiliates, officers, directors, employees, contractors or consultants have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

4.18 Board Recommendation.  The Board of Directors of CLG has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of CLG and no vote of the holders of shares of CLG Common Stock or any other CLG security holder is necessary to approve the Merger.

4.19 Legal Proceedings.  There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of CLG, threatened against, relating to or involving CLG, or real or personal property of CLG, before any Governmental Entity or other third party.  To the knowledge of CLG, there is no basis for any such suit, action, proceeding or investigation.

4.20 Contracts and Commitments.  All material Contracts to which CLG is a party or by which any of its assets or properties are bound have been disclosed in the CLG SEC Documents (together the “CLG Contracts”).  True and correct copies of all CLG Contracts are available in the CLG SEC Documents, subject to the removal of any schedules, exhibits and similar items not required to be filed with the SEC.  To the knowledge of CLG, the CLG Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to CLG and each other party to such CLG Contracts.  There are no existing defaults or breaches of CLG under any CLG Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of CLG, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any CLG Contract.  Except as set forth on the CLG Disclosure Schedule, CLG is not participating in any discussions or negotiations regarding modification of or amendment to any CLG Contract or entry in any new material contract applicable to CLG or the real or personal property of CLG.  The CLG Disclosure Schedule specifically identifies each CLG Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

4.21 Title to Property.  CLG does not own or lease any real property or personal property.  There are no options or other contracts under which CLG has a right or obligation to acquire or lease any interest in real property or personal property.

4.22 Intellectual Property Rights.  CLG does not own, license or otherwise have any right, title or interest in any Intellectual Property.

4.23 Insurance.  CLG does not maintain any insurance policies.

4.24 Benefit Plans.  CLG does not currently sponsor, maintain or contribute to any Benefit Plan or “employee benefit plan” as defined in Section 3(3) of ERISA.

5. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

5.1 Conduct of Phototron, CLG and MergerCo.  Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of CLG and Phototron shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees, contractors and consultants and to preserve the goodwill of Persons with which it has business relations.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (i) each of CLG and Phototron shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (ii) each of CLG, MergerCo and Phototron shall (unless otherwise mutually agreed to in writing):

5.1.1 not amend or alter its certificate of incorporation, bylaws, or similar charter documents other than pursuant to a short form merger to change CLG’s corporate name;

5.1.2 not engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

5.1.3 not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4 not (a) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, other than the dividends set forth in Section 6.14, (b) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (c) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with a short form merger to change CLG’s corporate name, or (d) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any option with respect thereto, except for repurchases in connection with an existing option plan agreement that result from a participant’s use of such Party’s Common Stock to exercise options or pay withholding taxes in connection with such exercise;

5.1.5 not sell, issue, grant or authorize the issuance or grant of any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security, except that (a) Phototron may issue Phototron Common Stock upon the valid exercise of stock options outstanding as of the date of this Agreement and (b) Phototron may grant options to purchase shares of Phototron Common Stock at fair market value in the ordinary course of business consistent with past practice to its employees, officers, directors, contractors and consultants; provided, however, that Phototron acknowledges and agrees that issuance of such shares shall not result in a change to the number of shares of CLG Common Stock constituting the Merger Consideration, and accordingly the issuance of such shares shall result in a decrease in the Exchange Ratio (and the Parties shall make appropriate adjustment to the Exchange Ratio to ensure that the aggregate merger consideration shall be equal to the Merger Consideration);

5.1.6 not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees, contractors and consultants (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.7 not organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.8 with respect to Phototron, not enter into any instrument which would constitute an Phototron Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any Phototron Contract, in each case except in the ordinary course of business consistent with past practice;

5.1.9 with respect to CLG, not enter into any instrument which would constitute a CLG Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any CLG Contract, in each case except in the ordinary course of business consistent with past practice;

5.1.10 not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.11 not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.12 keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.13 not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.14 promptly advise the other Party in writing of any Material Adverse Effect with respect to it;

5.1.15 not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing;

5.1.16 not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business; or

5.1.17 not make any expenditure or enter into any commitment or transaction exceeding $25,000 other than purchases in the ordinary course of business consistent with past practices and other than payments of accounts payable that are settled by payments not in excess of the amounts owed.

5.2 Advice of Changes.  Each Party shall promptly advise the other Party in writing of (i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Phototron contained in Section 3 or CLG or MergerCo contained in Section 4 untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, (ii) any breach of any covenant or obligation of Phototron or CLG or MergerCo pursuant to this Agreement such that the condition set forth in Sections 7.2 or 7.3 would not be satisfied, (iii) any Material Adverse Effect in Phototron or CLG, or (iv) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on Phototron or CLG or cause any of the conditions set forth in Sections 7.2 or 7.3 not to be satisfied, provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not be deemed to amend or supplement the Phototron Disclosure Schedule or the CLG Disclosure Schedule.

5.3 SEC Reports.  CLG shall (i) cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by CLG between the date of this Agreement and the Effective Time to be filed in a timely manner, (ii) submit to Phototron all such forms, reports, schedules, statements and other documents at least two (2) days prior to filing for its review, and (iii) remain a “reporting person” for the purposes of the Exchange Act.  Except for forms, reports, schedules, statements and other documents required to be filed with the SEC by CLG between the date of this Agreement and the Effective Time, CLG shall not file or cause to be filed with, or furnish or cause to be furnished to, the SEC any forms, reports, schedules, statement or any other documents, without the prior express written approval of Phototron.

6. ADDITIONAL AGREEMENTS.

6.1 Directors and Officers of CLG.  At the Closing, the current board of directors of CLG shall deliver duly adopted resolutions to: (i) set the size of CLG’s board of directors to three (3) members effective as of the Closing; (ii) appoint Craig Ellins, Brian B. Sagheb and Todd Denkin to serve as directors of CLG; (iii) appoint Craig Ellins to serve as the Executive Chairman of CLG, Brian B. Sagheb to serve as the Chief Executive Officer, Chief Financial Officer and Secretary of CLG, and Todd Denkin to serve as the President of CLG, and (iv) accept the resignations of the current officers of CLG and the directors of CLG effective as of the Closing.  At the Closing, the current officers of CLG and the directors of CLG shall deliver their resignations, as appropriate, as officers and directors of CLG to be effective upon the Closing (the “Resignations”).  Prior to the Closing, Phototron shall deliver or cause to be delivered to CLG completed and signed director and officer questionnaires (“Questionnaires”) for Craig Ellins, Brian B. Sagheb and Todd Denkin.  The foregoing designations of the board of directors and the officers to be appointed at the Closing shall be subject to CLG’s receipt of the completed and signed Questionnaires (“D&O Information”).

6.2 Schedule 14f-1 Information Statement.  CLG shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”) in connection with the change of control to be effectuated by the appointment of new officers and directors at the Closing, and, at least ten (10) days prior to the Closing, CLG shall file the 14f-1 Information Statement with the SEC and mail the same to each of CLG’s stockholders.

6.3 Transaction Form 8-K.  At least five (5) days prior to the Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the Parties, any other information required in connection with CLG ceasing to be a shell company as a result of the transactions contemplated by this Agreement, the Phototron Financial Statements and the Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to CLG and in a format acceptable for EDGAR filing.  Prior to the Closing, the Parties shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Press Release”).  At the Closing, CLG shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.4 Pro Forma Consolidated Financial Statements.  At least ten (10) days prior to the Closing, Phototron shall deliver to CLG pro forma consolidated financial statements for the Parties giving effect to the transactions contemplated by this Agreement, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after the Closing with respect to the transactions contemplated by this Agreement, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved  (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements shall have been reviewed by the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

6.5 Required Information.  In connection with the preparation of the OTC Equity Issuer Notification Form, the Transaction Form 8-K, the 14f-1 Information Statement and Press Release, and for such other reasonable purposes, each Party shall, upon request by the others, furnish the others with all information concerning themselves, their respective directors, officers, managers, managing members, stockholders and members (including the directors and officers of CLG to be elected effective as of the Closing pursuant to Section 6.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of each Party to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.  Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.6 Confidentiality; Access to Information.

6.6.1 Confidentiality.  Any confidentiality agreement or letter of intent previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement.  Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (a) information which was known to a Party or its agents prior to receipt from another Party; (b) information which is or becomes generally known; (c) information acquired by a Party or its agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law.  In the event this Agreement is terminated as provided in Section 8 hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby.

6.6.2	Access to Information.

(a) Phototron will afford CLG and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Phototron during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Phototron, as CLG may reasonably request.  No information or knowledge obtained by CLG in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

(b) CLG will afford Phototron and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of CLG during the period prior to the Closing to obtain all information concerning the business of CLG, as Phototron may reasonably request.  No information or knowledge obtained by Phototron in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

6.7 No Solicitation.  Other than with respect to the Transaction, each Party agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of CLG Common Stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  Each Party further agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Each Party agrees that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Each Party agrees that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.7.

6.8 Public Disclosure.  Except to the extent previously disclosed or to the extent the Parties believe that they are required by applicable law or regulation to make disclosure, prior to the Closing, no Party shall issue any statement or communication to the public regarding the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld.  To the extent a Party believes it is required by law or regulation to make disclosure regarding such transactions, it shall, if possible, immediately notify the other Parties prior to such disclosure.  Notwithstanding the foregoing, the Parties agree that CLG will prepare and file the Transaction Form 8-K pursuant to the Exchange Act in a form reasonably acceptable to each Party to report the execution of this Agreement and that any Party may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.9 Reasonable Efforts; Notification.

6.9.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied, (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, each Party, and its respective board of directors, officers and shareholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.9.2 Phototron shall give prompt notice to CLG upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of Phototron to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.9.3 CLG shall give prompt notice to Phototron upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of CLG to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.10 Treatment as a Reorganization.  Consistent with the intent of the Parties, each of Phototron and CLG shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.11 Absence of Material Liabilities; Merger Expenses.  Immediately prior to the Closing, CLG shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with its transfer agent, (ii) CLG Contracts disclosed under Section 4.20 hereto, (iii) accounts payable and accrued expenses of CLG with respect to the period between the date hereof and the Closing (other than amounts included in the Outstanding Debt), and (iv) the Outstanding Debt.

6.12 Business Records.  At Closing, CLG shall cause to be delivered to the Parties all records and documents relating to CLG, which CLG possesses, including, without limitation, books, records, government filings, Returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with CLG.

6.13 Phototron Shareholder Approval.  Phototron shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the Phototron Shareholders for approval and adoption.  In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of Phototron shall (i) recommend to the Phototron Shareholders that they consent to, and use all commercially reasonable efforts to obtain the approvals by the Phototron Shareholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (ii) otherwise comply with all requirements of applicable law and Phototron’s Articles of Incorporation and Bylaws, each as amended to date, in connection with obtaining the Phototron Shareholders’ Approval.

6.14 CLG Dividends.  The Parties acknowledge that CLG has declared for stockholders of record of CLG Common Stock as of February 28, 2011, subject to the Closing of the transactions contemplated under this Agreement, a per share dividend of (i) $0.05772 in cash and (ii) one (1) share of CLG Common Stock.  CLG shall pay and issue such dividend within ten (10) business days of the Closing Date.

7. CONDITIONS PRECEDENT.

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

7.1.1 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.1.2 Directors and Officers Liability Insurance.  CLG shall have obtained a directors and officers liability insurance policy covering its officers and directors providing at least $5,000,000 of coverage.

7.2 Conditions to Obligations of CLG.  The obligations of CLG to effect the Merger are further subject to the following conditions:

7.2.1 Representations and Warranties.  The representations and warranties of Phototron set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2 Performance of Obligations of Phototron.  Phototron shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2.3 No Material Adverse Effect.  Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Phototron.

7.2.4 Consents, etc.  CLG shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5 Shareholders’ Approval.  The Phototron Shareholders’ Approval shall have been obtained.

7.2.6 No Dissenters.  No Phototron Shareholders shall have dissented to the Merger or be entitled to exercise dissenters’ rights in connection with the Merger.

7.2.7 No Litigation.  There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.8 Auditors.  Phototron shall have delivered a written undertaking provided by Weinberg & Company, P.A. (“Accountant”) acknowledging that Phototron is consummating a reverse acquisition or reverse merger transaction with CLG, that such transactions will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of Phototron following the Closing or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Closing, and that Accountant is duly registered with the Public Company Accounting Oversight Board.

7.2.9 Audited Financial Statements.  Phototron shall have delivered final approval of the Phototron Financial Statements from Accountant.

7.2.10 D&O Information.  Phototron shall have caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information shall be acceptable to CLG.

7.2.11 Capital Raise.  Phototron shall have raised, in a private placement offering exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder, gross proceeds of not less than $999,999.

7.2.12 Officer’s Certificate.  CLG shall have received an officer’s certificate, substantially in the form of Exhibit B, duly executed on Phototron’s behalf.

7.2.13 Secretary’s Certificate.  CLG shall have received a Secretary’s certificate, substantially in the form of Exhibit C, duly executed on Phototron’s behalf.

7.3 Conditions to Obligation of Phototron.  The obligation of Phototron to effect the Merger is further subject to the following conditions:

7.3.1 Representations and Warranties.  The representations and warranties of CLG set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2 Due Diligence Items.  CLG shall have provided to Phototron copies of all agreements and documents requested by Phototron before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC.

7.3.3 Performance of Obligations of CLG.  CLG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.4 No Material Adverse Effect.  Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CLG.

7.3.5 Consents, etc.  Phototron shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.3.6 No Litigation.  There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.7 Resignations.  CLG shall deliver to Phototron the Resignations, as required by Section 6.1.

7.3.8 Officer’s Certificate.  Phototron shall have received an officer’s certificate, substantially in the form of Exhibit D, duly executed on CLG’s behalf.

7.3.9 Secretary’s Certificate.  Phototron shall have received a Secretary’s certificate, substantially in the form of Exhibit E, duly executed on CLG’s behalf.

8. TERMINATION.

8.1 Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time:

8.1.1 by mutual written consent of CLG and Phototron;

8.1.2 by either CLG or Phototron if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3 by either CLG or Phototron if the Merger shall not have been consummated on or before March 31, 2011 (other than as the sole result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4 by either CLG or Phototron if the Phototron Shareholders do not approve and adopt the Merger and the transactions contemplated by this Agreement under the CGCL;

8.1.5 by CLG if a Material Adverse Effect shall have occurred relative to Phototron;

8.1.6 by CLG, if Phototron materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after CLG has notified Phototron of its intent to terminate this Agreement pursuant to this Section 8.1.6;

8.1.7 by Phototron, if a Material Adverse Effect shall have occurred relative to CLG; and

8.1.8 by Phototron, if CLG materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after Phototron has notified CLG of its intent to terminate this Agreement pursuant to this Section 8.1.8.

8.2 Effect of Termination.  In the event of termination of this Agreement by either Phototron or CLG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CLG or Phototron, other than as provided in Section 6.6.1, Section 6.11, Section 8.3 and this Section 8.2.

8.3 Return of Documents.  In the event of termination of this Agreement for any reason, CLG and Phototron will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated under this Agreement, whether obtained before or after execution of this Agreement.  CLG and Phototron will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

9. POST-CLOSING COVENANTS.

9.1 Phototron acknowledges that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, CLG would not enter into this Agreement.  Phototron acknowledges and agrees that the failure by CLG or Phototron to satisfy, perform and comply with the covenants set forth in this Section 9.1 (“Post-Closing Covenants”) following the Closing will have a material adverse effect on CLG.  During the period beginning upon the Closing and ending on the first anniversary of the Closing, each of Phototron and CLG shall satisfy, perform, and comply with those of the following covenants as applicable:

9.1.1 CLG shall remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act, and remain quoted on, at a minimum, the OTCBB;

9.1.2 CLG shall (a) certify in writing to any person holding restricted shares of CLG Common Stock as of the date of this Agreement that CLG has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person’s restricted stock under Rule 144 or 145 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof) (“Rule 144 or 145”), as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports, upon being informed in writing by such person of its intent to sell any shares under Rule 144 or Rule 145, and (b) if any certificate representing any restricted shares of CLG Common Stock is presented to CLG’s transfer agent for registration of transfer in connection with any sale theretofore made or to be made under Rule 144 or 145, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to CLG and its counsel that such transfer has complied with the requirements of Rule 144 or 145 (“Opinion”), as the case may be, and is not restricted by any applicable state securities law requirement, promptly instruct the Transfer Agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144 or 145, as the case may be, and state securities law requirements, free of any stop transfer order or restrictive legend;

9.1.3 CLG and Phototron shall respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction Form 8-K;

9.1.4 CLG shall create audit, compensation and other committees, and comply with the provisions of the Sarbanes-Oxley Act of 2002, and take such other actions as required by applicable laws and regulations regarding corporate governance;

9.1.5 CLG shall hold meetings of CLG’s board of directors at least once each fiscal quarter; and schedule regular meetings for the audit and compensation committees of the board of directors, with advance notice to all directors, and insure that such committee meetings are properly held as scheduled;

9.1.6 CLG shall file within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state, foreign government or regulatory agency including any agency or organization with jurisdiction over any exchange on which CLG’s securities are listed or quoted, and Phototron shall provide such information as CLG shall appropriately require to make such filings and notifications;

9.1.7 CLG shall engage certified public accountants that are at all times registered with the PCAOB and, in the event CLG’s certified public accountants resign or are terminated for any reason, CLG shall promptly engage a new certified public accountant registered with the PCAOB;

9.1.8 CLG shall adopt proper disclosure, insider trading and code of ethics policies to the extent required by law or applicable regulation;

9.1.9 CLG shall pay, when due, all transfer agent fees, listing fees and any other fees the non-payment of which may adversely effect compliance with applicable laws and regulations (including securities laws and regulations) or the listing or quotation of CLG’s securities;

9.1.10 Each of CLG and Phototron shall file all tax returns of any kind in a timely manner, and pay, when due, all tax obligations of any kind or nature; and

9.2 Other Provisions.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 and of Section 6.11 shall survive (and not be affected in any respect by) the Closing.

10. SURVIVAL.

No representations and warranties except (i) as specifically set forth in provisions contained herein which contemplate the performance of any agreement or covenant by any Party after the Closing, (ii) the obligations of all Parties pursuant to Section 2.9, and (iii) the obligations of all Parties pursuant to Section 6.11, and no agreements and covenants, contained in or made pursuant to this Agreement by any Party or contained in any Schedule hereto shall survive the Closing.  No claims or causes of action shall be made or instituted by any Party from and after the Closing (y) based upon any representation or warranty, or (z) based upon any agreement or covenant except for such agreement or covenant that shall have survived the Closing as described in the preceding sentence.

11. GENERAL PROVISIONS.

11.1 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2 Extension; Waiver.  The Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.3 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Phototron, to:                                Phototron, Inc.
20259 Ventura Boulevard
Woodland Hills, CA 91364
Attn: Chief Executive Officer
Fax:  (310) 352-4370
E-mail: bsagheb@yahoo.com

if to CLG or MergerCo, to:                  Catalyst Lighting Group, Inc.
1328 West Balboa Boulevard, Suite C
Newport Beach, CA 92661
Attn: Eric Stoppenhagen, President
Fax: (949) 258-5379
E-mail: estoppenhagen@venorconsulting.com

11.4 Interpretation.  When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.  Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

11.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

11.8 Enforcement.  The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the Parties (i) consents to submit itself to the personal jurisdiction of any court sitting in the State of California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

11.9 Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.10 Schedules and Exhibits.  The schedules and exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.11 Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the Parties and delivered to the other Parties.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement and Plan of Merger as of the date first above written.

PHOTOTRON, INC.

By:              /s/ Brian B. Sagheb
Name:           Brian B. Sagheb
Title:           Chief Executive Officer

CATALYST LIGHTING GROUP, INC.

By:              /s/ Eric Stoppenhagen
Name:           Eric Stoppenhagen
Title:           President

PHI MERGER CORPORATION

By:                /s/ Eric Stoppenhagen
Name:           Eric Stoppenhagen
Title:           President

INDEX OF SCHEDULES AND EXHIBITS

Schedules:

Phototron Disclosure Schedule

CLG Disclosure Schedule

Exhibits:

Exhibit A:                      Form of Agreement of Merger

Exhibit B:                      Form of Phototron Officer’s Certificate

Exhibit C:                      Form of Phototron Secretary’s Certificate

Exhibit D:                      Form of CLG Officer’s Certificate

Exhibit E:                      Form of CLG Secretary’s Certificate

Exhibit F:                      Certificate of Incorporation of Surviving Corporation

Exhibit G:                      Post-Closing CLG Capital Structure

EXHIBIT A

AGREEMENT OF MERGER

OF

PHI MERGER CORPORATION

AND

PHOTOTRON, INC.

This Agreement of Merger is entered into on __________ __, 2011, between PHI Merger Corporation, a California corporation (hereinafter referred to as “Merging Corporation”), and Phototron, Inc., a California corporation (hereinafter referred to as “Surviving Corporation”), as approved by the board of directors of each of said corporations:

FIRST:                      The authorized capital stock of Merging Corporation consists of 1,000 shares of common stock, no par value per share (“Merging Corporation Common Stock”), 100 of which are issued and outstanding.

SECOND:                      The authorized capital stock of Surviving Corporation consists of 3,000,000 shares of common stock, no par value per share (“Surviving Corporation Common Stock”), 1,666,666 of which are issued and outstanding.

THIRD:                      Merging Corporation, Surviving Corporation and Catalyst Lighting Group, Inc., a Delaware corporation and the parent company of Merging Corporation (“Parent”) are parties to that certain Agreement and Plan of Merger dated as of February 14, 2011 (the “Plan”).

FOURTH:                      Pursuant to the Plan, Merging Corporation shall be merged with and into Surviving Corporation (the “Merger”).

FIFTH:                      At the effective time of the Merger, each share of Merging Corporation Common Stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive, subject to the provisions of the Plan, one share of Surviving Corporation Common Stock.

SIXTH:                      At the effective time of the Merger, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive, subject to the provisions of the Plan, ____ shares of the common stock of Parent.

SEVENTH:                      At the effective time of the Merger, the Articles of Incorporation of Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto.

EIGHT:                      Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the Merger.

NINTH:                      The effect of the Merger and the effective date of the Merger are as prescribed by law.

IN WITNESS WHEREOF the parties have executed this Agreement of Merger as of the date first above written.

PHI MERGER CORPORATION

By:
Eric Stoppenhagen, President and Secretary

PHOTOTRON, INC.

By:
Todd Denkin, President

By:
Brian B. Sagheb, Secretary

EXHIBIT A

ARTICLES OF INCORPORATION OF

PHOTOTRON, INC.

I.

The name of this Corporation is: Phototron, Inc.

II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

A.           The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.           This Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of this Corporation in excess of that expressly permitted by such Section 317 for those agents, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect).  In addition:

(1)           this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and

(2)           this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

C.           Any repeal or modification of the foregoing provisions of this Article III by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

IV

The total number of shares of capital stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, without par value.

EXHIBIT B

OFFICER’S CERTIFICATE

PHOTOTRON, INC.

_______________, 2011

The undersigned, being the duly elected, qualified and acting Chief Executive Officer of Phototron, Inc., a California corporation (the “Company”), pursuant to Section 2.3.1(a) and Section 7.2.12 of that certain Agreement and Plan of Merger dated February 14, 2011 (the “Merger Agreement”), by and among the Company, Catalyst Lighting Group, Inc., a Delaware corporation (“CLG”), and PHI Merger Corporation, a California corporation and wholly-owned subsidiary of CLG, does hereby certify, for and on behalf of the Company, that:

1. The representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the date hereof as though made on and as of the date hereof, unless made as of another date, in which case they are true and correct in all material respects as of such date.

2. The Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the date hereof.

3. Since the date of the Merger Agreement there has been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

4. CLG has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated under the Merger Agreement have been obtained.

5. The Phototron Shareholders’ Approval has been obtained.

6. No Phototron Shareholders have dissented to the Merger or are entitled to exercise dissenters’ rights in connection with the Merger.

7. There is not pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

8. The Company has delivered a written undertaking provided by the Accountant acknowledging that the Company is consummating a reverse acquisition or reverse merger transaction with CLG, that such transactions will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of the Company following the Closing or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Closing, and that Accountant is duly registered with the Public Company Accounting Oversight Board.  The Company has delivered final approval of the Phototron Financial Statements from Accountant.

9. The Company has delivered final approval of the Phototron Financial Statements from Accountant.

10. The Company has caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information is acceptable to CLG.

11. The Company has raised, in a private placement offering exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder, gross proceeds of not less than $999,999.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate for and on behalf of the Company as of the date first above written.

By:___________________________________
Brian B. Sagheb
Chief Executive Officer

EXHIBIT C

SECRETARY’S CERTIFICATE

PHOTOTRON, INC.

____________ __, 2011

The undersigned, being the duly elected, qualified, and acting Secretary of Phototron, Inc., a California corporation (the “Company”), pursuant to Section 2.3.1(b) and Section 7.2.13 of that certain Agreement and Plan of Merger dated February 14, 2011 (the “Merger Agreement”), by and among the Company, Catalyst Lighting Group, Inc., a Delaware corporation (“CLG”), and PHI Merger Corporation, a California corporation and wholly-owned subsidiary of CLG, does hereby certify, for and on behalf of the Company, that:

1.           Attached hereto as Exhibit A is a true, correct, and complete copy of the Company’s Articles of Incorporation, as amended as of the date hereof, which has not been modified, amended or rescinded in any respect and is in full force and effect.

2.           Attached hereto as Exhibit B is a true, correct, and complete copy of the Company’s Bylaws, which have not been modified, amended or rescinded in any respect and are in full force and effect.

3.           Attached hereto as Exhibit C is a true, correct and complete copy of resolutions duly adopted by the Company’s Board of Directors authorizing the entrance by the Company into the Merger Agreement and consummation of the transactions contemplated thereby, which have not been modified, amended or rescinded in any respect and are in full force and effect.

4.           Attached hereto as Exhibit D is a true, correct and complete copy of resolutions duly adopted by the Company’s shareholders authorizing the entrance by the Company into the Merger Agreement and consummation of the transactions contemplated thereby, which have not been modified, amended or rescinded in any respect and are in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Secretary’s Certificate as of the date first above written.

By:
      Name:  Brian B. Sagheb
      Its:  Secretary

EXHIBIT A

ARTICLES OF INCORPORATION, AS AMENDED

EXHIBIT B

BYLAWS

EXHIBIT C

BOARD RESOLUTIONS

Approval of Merger

WHEREAS, the Corporation desires to merge with PHI Merger Corporation, Inc., a California corporation (“PHI”); and

WHEREAS, the Board deems it advisable and in the Corporation’s best interest to approve the merger of PHI with and into the Corporation (the “Merger”) in accordance with that certain Agreement and Plan of Merger, substantially in the form previously presented to the Board for consideration and approval (the “Agreement”), and for the Corporation to enter into the Agreement and consummate the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, the Board hereby approves the Merger in accordance with the Agreement; and

RESOLVED FURTHER, that the Corporation enter into the Agreement with such changes and modifications thereto as the officers executing the same shall approve (such approval to be conclusively evidenced by such officer’s execution thereof.

General Authorization

RESOLVED FURTHER, that the Corporation through its officers is hereby authorized, empowered and directed (i) to execute and deliver such other agreements and documents, and to take such other actions in connections with the execution and delivery of the Agreement as the Board and the officers deem necessary or appropriate and (ii) to take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate government authorities, all such other instruments and documents as the Board and the officers shall determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby; and

RESOLVED FURTHER, that all actions previously taken by the Board and the officers in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects.

EXHIBIT D

SHAREHOLDER RESOLUTIONS

Approval of Merger

WHEREAS, the Board of Directors of the Corporation has approved the execution by the Corporation of the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A (the “Agreement”), pursuant to which PHI Merger Corporation, Inc., a California corporation will be merged (the “Merger”) with and into the Corporation, and the Merger;

WHEREAS, the Board of Directors of the Corporation has recommended that the Corporation’s shareholders approve the Agreement and the Merger; and

WHEREAS, the shareholders of the Corporation deem it advisable and in their best interests to approve the Corporation’s entry into the Agreement and the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Corporation hereby approve the Corporation’s execution of the Agreement and its entry into the Merger;

RESOLVED FURTHER, that, upon the requisite shareholder approval of the Merger, the officers of the Corporation, or any one of them, are hereby authorized and directed to file or cause to be filed the necessary documents with the Secretary of State of California in accordance with the requirements of such state’s laws, and to take all further actions as may be necessary or appropriate to cause the Merger to become effective, all without further action by the undersigned; and

RESOLVED FURTHER, that any and all actions heretofore taken by the officers or directors of the Corporation within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation.

EXHIBIT D

OFFICER’S CERTIFICATE

CATALYST LIGHTING GROUP, INC.

______________ __, 2011

The undersigned, being the duly elected, qualified and acting President of Catalyst Lighting Group, Inc., a Delaware corporation (the “Company”), pursuant to Section 2.3.2(a) and Section 7.3.8 of that certain Agreement and Plan of Merger dated February 14, 2011 (the “Merger Agreement”), by and among the Company, PHI Merger Corporation, a California corporation and wholly-owned subsidiary of the Company, and Phototron, Inc., a California corporation (“Phototron”), does hereby certify, for and on behalf of the Company, that:

1. The representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the date hereof as though made on and as of the date hereof, unless made as of another date, in which case they are true and correct in all material respects as of such date.

2. The Company has provided to Phototron copies of all agreements and documents requested by Phototron before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC.

3. The Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the date hereof.

4. Since the date of the Merger Agreement there has been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

5. Phototron has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated under the Merger Agreement have been obtained.

6. There is not pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7. The Company has delivered to Phototron the Resignations.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate for and on behalf of the Company as of the date first above written.

By:___________________________________
Eric Stoppenhagen
President

EXHIBIT E

SECRETARY’S CERTIFICATE

CATALYST LIGHTING GROUP, INC.

______________ __, 2011

The undersigned, being the duly elected, qualified, and acting Secretary of Catalyst Lighting Group, Inc., a Delaware corporation (the “Company”), pursuant to Section 2.3.2(b) and Section 7.3.9 of that certain Agreement and Plan of Merger dated February 14, 2011 (the “Merger Agreement”), by and among the Company, PHI Merger Corporation, a California corporation and wholly-owned subsidiary of the Company, and Phototron, Inc., a California corporation, does hereby certify, for and on behalf of the Company, that:

1.           Attached hereto as Exhibit A is a true, correct, and complete copy of the Company’s Certificate of Incorporation, as amended as of the date hereof, which has not been modified, amended or rescinded in any respect and is in full force and effect.

2.           Attached hereto as Exhibit B is a true, correct, and complete copy of the Company’s Bylaws, which have not been modified, amended or rescinded in any respect and are in full force and effect.

3.           Attached hereto as Exhibit C is a true, correct and complete copy of resolutions duly adopted by the Company’s Board of Directors authorizing the entrance by the Company into the Merger Agreement and consummation of the transactions contemplated thereby, which have not been modified, amended or rescinded in any respect and are in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Secretary’s Certificate as of the date first above written.

By:
      Name:  Eric Stoppenhagen
      Its:  Secretary

EXHIBIT A

CERTIFICATE OF INCORPORATION, AS AMENDED

EXHIBIT B

BYLAWS

EXHIBIT C

BOARD RESOLUTIONS

Merger

WHEREAS, the Corporation desires to complete a reverse merger transaction with Phototron, Inc., a California corporation (“Phototron”), pursuant to which PHI Merger Corporation, a California corporation and wholly-owned subsidiary of the Corporation, will be merged with and into Phototron with Phototron becoming a wholly-owned subsidiary of the Corporation (the “Merger”);

WHEREAS, the Corporation proposes to accomplish the Merger pursuant to the terms of an Agreement and Plan of Merger in substantially the form previously presented to the Board for review and approval (the “Merger Agreement”);

WHEREAS, under the terms of the Merger Agreement and in connection with the Merger, among other things, each of the following will be consummated:

●
at the effective time of the Merger, each outstanding share of Phototron’s common stock will be converted into the right to receive 78.372884 shares of the Corporation’s common stock (“Common Stock”), based on the exchange ratio set forth, and as provided, in the Merger Agreement;

●	approximately 95% of the beneficial ownership of the Corporation’s shares (on a fully-diluted basis) will be owned by Phototron stockholders and option holders;

●
at the effective time of the Merger, all options to purchase shares of Phototron’s common stock will be converted into the right to receive options to purchase shares of Common Stock, based on the exchange ratio set forth, and as provided, in the Merger Agreement; and

●	Phototron’s officers will become the Corporation’s officers and Phototron’s directors will become members of the Corporation’s three (3)-member board of directors;

WHEREAS, prior to the effective date of the Merger, the Corporation will file with the Securities and Exchange Commission and mail to its stockholders a Schedule 14f-1 information statement (“Schedule 14f-1”) notifying the Corporation’s stockholders of the proposed change in control of the Corporation that would occur as a result of the Merger;

WHEREAS, in connection with the Merger, and as a condition to the closing of the Merger and the obligations under the Merger Agreement, the Corporation will sign and deliver, and enter into, certain additional agreements and documents (the “Ancillary Documents” and together with the Merger Agreement and Schedule 14f-1, the “Merger Documents”), and consummate certain transactions ancillary to the Merger (the “Ancillary Transactions”), all as provided in the Merger Agreement; and

WHEREAS, the Board deems it to be in the best interest of the Corporation and its stockholders to approve and ratify the Merger Documents, and the consummation of the Merger and the Ancillary Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the form and content of the Merger Documents, and all exhibits and schedules attached thereto, and the agreements, instruments and documents referenced in or contemplated by the foregoing, and the transactions contemplated thereby, including without limitation, the Merger and the Ancillary Transactions, are hereby ratified, authorized, adopted and approved in all respects;

FURTHER RESOLVED, that the execution and delivery of the Merger Agreement is hereby ratified, approved and adopted;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to cause the Corporation to perform, to the extent applicable, its obligations under the Merger Documents and to consummate the transactions contemplated thereby;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to execute and deliver, and/or cause to be executed and delivered, the Ancillary Documents and Schedule 14f-1, in substantially the forms approved by these resolutions, but with such changes therein and additions thereto as shall be approved by such officer or officers, such approval to be evidenced conclusively by their execution and delivery of the same;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to file with the Securities and Exchange Commission and mail to the Corporation’s stockholders, the Schedule 14f-1;

FURTHER RESOLVED, that the officers of the Corporation and the other persons appointed to act on its behalf pursuant to the foregoing resolutions, and each of them, are hereby authorized, for and on behalf of the Corporation, to modify, amend or revise the forms, terms and provisions of the Merger Documents, to execute and deliver, and/or cause to be executed and delivered, all such further documents, certificates or instruments, and to take all such further action, as they may deem necessary, proper, convenient or desirable in connection with the Merger and in order to carry out each of the foregoing resolutions, and in order to carry out each of the intents thereof, including without limitation, the preparation and filing of any and all applications and/or documents in connection with the quotation of Common Stock on the OTC Bulletin Board following the Merger, including without limitation, FINRA’s Issuer Company-Related Action Notification Form, and that all such actions taken by such persons to date, in connection with the Merger Documents, are hereby confirmed, ratified and approved in all respects;

FURTHER RESOLVED, that the shares of Common Stock issuable pursuant to the Merger are hereby reserved for issuance, and the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to issue such shares of Common Stock in accordance with the terms of the Merger Agreement;

FURTHER RESOLVED, that the issuance and delivery of the shares of Common Stock in accordance with the terms of the Merger Agreement are hereby authorized and approved in all respects;

FURTHER RESOLVED, that the Common Stock issued upon the consummation of the Merger shall be duly and validly issued, fully-paid and nonassessable;

FURTHER RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized and directed, on behalf of the Corporation and in its name, to execute and deliver one or more certificates for the Common Stock issued upon the consummation of the Merger in such form as may be approved by such officers; and

FURTHER RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized and directed, on behalf of the Corporation and in its name, to execute and deliver all documents and instruments and to take such other actions, including the filing of such notices as may be required to establish or obtain an exemption from the registration requirements under the Securities Act of 1933, as amended, and the registration or qualification requirements under the securities laws of any other state or jurisdiction in connection with the issuance of the Common Stock issuable upon the consummation of the Merger as conclusively evidenced by the execution of such documents or instruments or the taking of such actions.

Board of Directors & Officers

WHEREAS, in connection with the Merger and as a condition thereto, as of the effective date of the Merger the authorized number of directors of the Corporation shall be fixed at three (3) and the following individuals shall be elected as members of the Board: Craig Ellins, Todd Denkin and Brian B. Sagheb;

WHEREAS, pursuant to Section 1 of Article III of the Corporation’s Bylaws the authorized number of directors of the Corporation shall be not less than one (1) nor more than nine (9) with the exact number to be fixed from time to time within the foregoing limits by the Board;

WHEREAS, effective as of the effective date of the Merger, the Board desires to fix the authorized number of directors of the Corporation at three (3);

WHEREAS, effective as of the effective date of the Merger Eric Stoppenhagen shall resign as a director and each of Craig Ellins, Todd Denkin and Brian B. Sagheb shall be appointed to fill the vacant seats on the Board;

WHEREAS, in connection with the Merger and as a condition thereto, as of the effective date of the Merger the following individuals shall be appointed as officers of the Corporation in the following capacities: Craig Ellins, Executive Chairman; Brian B. Sagheb, Chief Executive Officer, Chief Financial Officer & Secretary; and Todd Denkin, President; and

WHEREAS, effective as of the effective date of the Merger Eric Stoppenhagen shall resign as the Corporation’s sole officer and each of the following individuals shall be appointed as officers of the Corporation in the following capacities: Craig Ellins, Executive Chairman; Brian B. Sagheb, Chief Executive Officer, Chief Financial Officer & Secretary; and Todd Denkin, President.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the effective date of the Merger, the authorized number of directors comprising the Board is hereby set at three (3);

FURTHER RESOLVED, that effective as of the effective date of the Merger Eric Stoppenhagen shall resign as a director and each of Craig Ellins, Todd Denkin and Brian B. Sagheb shall be appointed to fill the vacant seats on the Board to serve until their resignation or until their successors are duly elected and qualified; and

FURTHER RESOLVED, that effective as of the effective date of the Merger Eric Stoppenhagen shall resign as the Corporation’s sole officer and each of the following individuals shall be appointed as officers of the Corporation in the following capacities: Craig Ellins, Executive Chairman; Brian B. Sagheb, Chief Executive Officer, Chief Financial Officer & Secretary; and Todd Denkin, President.

Dividends

WHEREAS, the Board deems it to be advisable and in the best interests of the Corporation and its stockholders to declare, with respect to each share of Common Stock outstanding as of February 28, 2011, a dividend of (i) $0.05772 in cash (the “Cash Dividend”) and (ii) one share of Common Stock (the “Stock Dividend” and together with the Cash Dividend, the “Dividend”), payable solely upon the consummation of the Merger and solely to the extent that the Corporation complies with the requirements of Sections 170 and 173 of the Delaware General Corporation Law as of such date;

WHEREAS, the Corporation shall pay the Dividend as soon as practicable following the date of the consummation of the Merger; and

WHEREAS, in connection with the Stock Dividend, the Corporation shall designate as capital in respect of all shares of Common Stock issued in connection therewith an amount equal to the aggregate par value of such shares.

NOW, THEREFORE, BE IT RESOLVED, that the payment of the Dividend, solely upon the consummation of the Merger and solely to the extent that the Corporation complies with the requirements of Sections 170 and 173 of the Delaware General Corporation Law as of such date, is hereby adopted, approved and ratified.

Omnibus Authority

RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized and directed, on behalf of the Corporation and in its name, to take any and all such actions that may be, or may be deemed to be, necessary, advisable, desirable or appropriate to consummate the actions and transactions contemplated hereby in conformity with the purposes and intent thereof or as may be necessary to effectuate the purposes and intent of these resolutions;

FURTHER RESOLVED, that the Corporation is hereby authorized, and that the officers of the Corporation, and each of them, are hereby authorized and directed, on behalf of the Corporation and in its name, to file, or cause to be filed, all requisite papers and documents, including without limitation, applications, reports, forms, schedules, and irrevocable consents, and to take, or cause to be taken, all such acts as such executive officers deem necessary, advisable, desirable or appropriate to comply with any and all federal, state, local and foreign laws, statutes, rules and regulations as may be necessary, advisable, desirable or appropriate to consummate the transactions and actions by the foregoing resolutions, including, without limitation, any and all filings as may be required by the rules and regulations of the Securities and Exchange Commission and any comparable state regulatory authorities;

FURTHER RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized and directed, on behalf of the Corporation and in its name, to pay, or cause to be paid, any and all filing fees, costs or other expenses of any nature whatsoever, all of which as may be, or may be deemed to be, necessary or advisable or desirable to effect the purposes and intent of the foregoing resolutions;

FURTHER RESOLVED, that, in addition to, and without limiting in any manner, the authority granted by the foregoing resolutions, the officers of the Corporation, and each of them, are hereby authorized and directed, on behalf of the Corporation and in its name, (i) to take, or cause to be taken, all such further action, (ii) to do and perform, or cause to be done and performed, all such acts and things, (iii) to execute and deliver, or cause to be executed and delivered, all such further papers, documents and instruments of any type and description, and (iv) to pay, or cause to be paid, any and all fees, charges and costs of any type or description, all of which as may be, or may be deemed to be, necessary or advisable or desirable to effect the purposes and intent of the foregoing resolutions and to consummate the transactions contemplated by the foregoing resolutions, the necessity, advisability, desirability, and propriety of which shall be conclusively evidenced by the executive officer’s taking, or causing to be taken, any such action, doing and performing, or causing to be done or performed, any such act or thing, executing and delivering, or causing to be executed and delivered, any such papers, documents or instruments, or paying, or causing to be paid, any such fees, charges and costs; and the execution by any of such officers of any such papers, documents or instruments, or the doing by him of any act or thing in connection with any of the matters or things contemplated by, arising out of or in connection with, or otherwise relating to in any manner whatsoever, the subject of the foregoing resolutions, shall conclusively establish his authority therefor from the Corporation and the approval and ratification by the Corporation of any and all papers, documents and instruments so executed and delivered and any and all actions so taken, done or performed; and all actions of any nature whatsoever heretofore taken by each of the executive officers, directors, agents, attorneys and other representatives of the Corporation incidental to, contemplated by, arising out of or in connection with, or otherwise relating to in any manner whatsoever, the subject of the foregoing resolutions be, and the same hereby are, authorized, approved, ratified, confirmed and adopted in all respects; and

FINALLY RESOLVED, that the undersigned director may deliver his signature to this Unanimous Written Consent of the Board of Directors by facsimile transmission, and no confirmation of such delivery by the mailing or personal delivery of an executed original of this Unanimous Written Consent of the Board of Directors shall be required in order for this Unanimous Written Consent of the Board of Directors to be effective.

EXHIBIT F

ARTICLES OF INCORPORATION OF

PHOTOTRON, INC.

I.

The name of this Corporation is: Phototron, Inc.

II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

A.           The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.           This Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of this Corporation in excess of that expressly permitted by such Section 317 for those agents, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect).  In addition:

(1)           this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and

(2)           this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

C.           Any repeal or modification of the foregoing provisions of this Article III by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

IV

The total number of shares of capital stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, without par value.

EXHIBIT G

Post-Closing CLG Capital Structure

	Outstanding Common	Options	Common Stock Fully-Diluted	% of Common Stock Fully-Diluted
Phototron
Current Shareholders	130,621,421		130,621,421	75.40%
Outstanding Options		33,961,558	33,961,558	19.60%
Phototron Subtotal	130,621,421	33,961,558	164,582,979	95.00%

CLG
W-Net Fund I, L.P.	7,723,442		7,723,442	4.46%
Other Stockholders	938,820		938,820	0.54%
CLG Subtotal	8,662,262		8,662,262	5.00%

Total Phototron and CLG	139,283,683	33,961,558	173,245,241	100.00%